Exhibit (d)(1)(xv)

FOURTH AMENDMENT

TO

INVESTMENT MANAGEMENT AGREEMENT

This fourth amendment (the “Amendment”) to the Investment Management Agreement is made as of the 21st day of February, 2014 by and between AQR Funds, on behalf of each Fund listed on Exhibit A, and AQR Capital Management, LLC.

WHEREAS, the parties hereto have entered into an Investment Management Agreement dated as of June 10, 2010, as amended and in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the parties hereto wish to amend Exhibit A of the Agreement in order to add the AQR Global Macro Fund.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENT OF EXHIBIT A. Exhibit A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the Exhibit A attached hereto.

2. Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Emily A. Locher
Name: Emily A. Locher
Title: Deputy General Counsel

AQR FUNDS

By:	/s/ Nicole DonVito
Name: Nicole DonVito
Title: Vice President

EXHIBIT A

(Amended as of February 21, 2014)

Name of Series	Commencement Date	Advisory Fee
Each fee will be based on the average daily net assets of the Fund managed by the Adviser, and calculated as described in Section 6 of the Agreement.
AQR Risk Parity Fund	June 10, 2010	0.75% on the first $1 billion of assets (Class N & I Shares)
0.70% on assets in excess of $1 billion (Class N & I Shares)
AQR Diversified Arbitrage Fund	October 1, 2010	1.00% (Class N and I Shares)
AQR Multi-Strategy Alternative Fund	July 18, 2011	1.85% on the first $1 billion of assets (Class N & I Shares)
1.80% on assets in excess of $1 billion (Class N & I Shares)
AQR Long-Short Equity Fund	July 16, 2013	1.10% (Class N and I Shares)
AQR Managed Futures Strategy HV Fund	July 16, 2013	1.45% (Class N and I Shares)
AQR Style Premia Alternative Fund	October 30, 2013	1.35% (Class N and I Shares)
AQR Global Macro Fund	, 2014	1.25%